UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Krehbiel, Frederick A.
   c/o MOLEX, INC.
         2222 Wellington Court
   Lisle, IL  60532
   USA
2. Issuer Name and Ticker or Trading Symbol
   Tellabs, Inc.
   (TLAB)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   May, 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |      |    | |                  |   |           |77,000 (1)         |D     |                           |
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Common Stock               |      |    | |                  |   |           |2,000              |I (2) |By sons                    |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Options (rights |$11.0938|     |    | |           |   |     |     |Common Stock|24,000 |       |            |   |            |
to buy) (3)           |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Stock Options (rights |$14.3125|     |    | |           |   |     |     |Common Stock|24,000 |       |            |   |            |
to buy) (3)           |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Stock Options (rights |$30.4375|     |    | |           |   |     |     |Common Stock|12,000 |       |            |   |            |
to buy) (3)           |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Stock Options (rights |$44.5000|     |    | |           |   |     |     |Common Stock|12,000 |       |72,000 (1)  |D  |            |
to buy) (3)           |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) The end of period holdings have been modified to reflect the effect of the 2-for-1 stock split effective May 17,
1999.
(2) The reporting person disclaims beneficial ownership of all securities held by his sons and this report should not be deemed as an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other
purpose.
(3) These stock options were previously reported as options for 12,000, 12,000, 6,000, and 6,000 shares, respectively, at per share prices of $22.1875, $28.6250, $60.8750 and $89.0000, respectively, each as adjusted
for all prior stock splits and other transactions and have been further adjusted to reflect the 2-for-1 stock split effective May 17,
1999.
SIGNATURE OF REPORTING PERSON
/s/ Frederick A. Krehbiel